As filed with the Securities and Exchange Commission on December 9, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_____________________

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

_____________________

AUDIOEYE, INC.

(Exact name of registrant as specified in its charter)

Delaware	20-2939845
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5210 E. Williams Circle, Suite 750 Tucson, Arizona	85711
(Address of Principal Executive Offices)	(Zip Code)

AudioEye, Inc. 2020 Equity Incentive Plan

(Full title of the plan)

James Spolar, Esq.

General Counsel and Corporate Secretary

AudioEye, Inc.

5210 E. Williams Circle, Suite 750

Tucson, Arizona 85711

(866) 331-5324

(Name, address and telephone number, including area code, of agent for service)

_____________________

Copy to:

Matt Kuhn, Esq.

Faegre Drinker Biddle & Reath LLP

2200 Wells Fargo Center

90 South Seventh Street

Minneapolis, Minnesota 55402

(612) 766-7000

_____________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Stock, par value $0.00001 per share	1,000,000	$17.93	$17,930,000.00	$1,956.16

(1)	This Registration Statement covers 1,000,000 shares of common stock, par value $0.00001 per share (“Common Stock”), of AudioEye, Inc. (the “Registrant”) that are available for issuance under the AudioEye, Inc. 2020 Equity Incentive Plan (the “Plan”).

(2)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement includes an indeterminate number of additional shares of Common Stock as may be issuable as a result of a stock split, stock dividend, or similar adjustment of the outstanding Common Stock of the Registrant.

(3)	Estimated solely for the purpose of determining the registration fee pursuant to the provisions of Rule 457(c) and Rule 457(h)(1) under the Securities Act, based on the average of the high and low prices per share of the Common Stock on December 2, 2020, as reported on The Nasdaq Capital Market.

EXPLANATORY NOTE

The stockholders of AudioEye, Inc. (the “Registrant”) approved the AudioEye, Inc. 2020 Equity Incentive Plan (the “Plan”) on December 9, 2020. As provided in the Plan, 1,000,000 shares of Common Stock are available for issuance thereunder.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

Information required by Part I of the Form S-8 will be sent or given to participants in the Plan in accordance with Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Securities and Exchange Commission (the “SEC”), but constitute, along with the documents incorporated by reference into this Registration Statement, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference into this Registration Statement (other than portions of documents filed with the SEC which are furnished, but not filed, pursuant to applicable rules promulgated by the SEC) and made a part hereof:

1.	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2019 filed on March 30, 2020;

2.	The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020 filed on May 15, 2020, August 13, 2020 and November 13, 2020, respectively;

3.	The portions of the Registrant’s Definitive Proxy Statement on Schedule 14A filed on April 7, 2020, that are incorporated by reference into the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2019;

4.	The Registrant’s Current Reports on Form 8-K filed on January 17, 2020, March 2, 2020, March 23, 2020, April 7, 2020, April 21, 2020, May 20, 2020, May 22, 2020, June 4, 2020, July 20, 2020, August 18, 2020 (as amended on August 24, 2020, August 26, 2020 and September 24, 2020) and August 27, 2020; and

5.	The description of the Registrant’s Common Stock contained in its Registration Statement on Form S-1 filed on September 30, 2016 and as subsequently amended (File No. 333-213916), which description is incorporated by reference into the Form 8-A filed on September 4, 2018, and any amendment or report filed for the purpose of further updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to filing a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents, except for the documents, or portions thereof, that are “furnished” (e.g., the portions of those documents set forth under Items 2.02 or 7.01 of Form 8-K or other information “furnished” to the SEC) rather than filed with the SEC. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Registrant’s bylaws provide that, to the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, the Registrant’s directors shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. In addition, the Registrant’s bylaws provide that the Registrant may, to the fullest extent permitted by law, indemnify any person made or threatened to be made a party to an action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person is or was a director, officer or employee of the Registrant, or any predecessor of the Registrant, or serves or served at any other enterprise as a director, officer or employee at the request of the Registrant.

The Registrant’s bylaws provide that the Registrant shall indemnify its directors and officers to the fullest extent not prohibited by the Delaware General Corporation Law or any other law. The Registrant is not required to indemnify any director or officer in connection with a proceeding brought by such director or officer unless (i) such indemnification is expressly required by law; (ii) the proceeding was authorized by the Registrant’s board of directors; or (iii) such indemnification is provided by the Registrant, in its sole discretion, pursuant to the powers vested in the Registrant under the Delaware General Corporation Law or any other applicable law. In addition, the Registrant’s bylaws provide that the Registrant may indemnify its employees and other agents as set forth in the Delaware General Corporation Law or any other applicable law.

The Registrant has also entered into separate indemnification agreements with its directors and officers that require the Registrant, among other things, to indemnify to the fullest extent permitted by the laws of the State of Delaware and subject to certain exceptions. The Registrant is not required to indemnify under the agreement for (i) actions initiated by the director without the authorization of consent of the board of directors; (ii) actions initiated to enforce the indemnification agreement unless the director is successful; (iii) actions resulting from violations of Section 16 of the Exchange Act in which a final judgment has been rendered against the director; (iv) actions for any reimbursement of any bonus or other incentive-based or equity-based compensation or of any profits realized from the sale of securities of the Registrant, as required in each case under the Exchange Act or applicable law; (v) actions for prohibited amounts pursuant to Section 410(a) of ERISA; and (vi) actions to enforce any non-compete or non-disclosure provisions of any agreement.

The indemnification provided for above provides for reimbursement of all losses of the indemnified party, including expenses, judgment, fines and amounts paid in settlement. The right to indemnification set forth above includes the right for the Registrant to pay the expenses (including attorneys’ fees) incurred in defending any such proceeding in advance of its final disposition in certain circumstances.

The Delaware General Corporation Law provides that indemnification is permissible only when the director, officer, employee, or agent acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. The Delaware General Corporation Law also precludes indemnification in respect of any claim, issue, or matter as to which an officer, director, employee, or agent shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine that, despite such adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court deems proper.

The Registrant maintains insurance policies that provide coverage to its directors, officers, employees or agents against certain liabilities.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description
4.1	Certificate of Incorporation of AudioEye, Inc., dated as of May 20, 2005 (1)

4.2	Certificate of Amendment of the Certificate of Incorporation of AudioEye, Inc., dated as of February 12, 2010 (2)

4.3	Certificate of Amendment of the Certificate of Incorporation of AudioEye, Inc., dated as of August 16, 2012 (3)

4.4	Certificate of Amendment of the Certificate of Incorporation of AudioEye, Inc., dated as of March 26, 2014 (4)

4.5	Certificate of Amendment of the Certificate of Incorporation of AudioEye, Inc., dated as of August 1, 2018 (5)

4.6	Certificate of Designations - Series A Convertible Preferred Stock (6)

4.7	Amended and Restated ByLaws as of August 13, 2020 (7)

5.1	Opinion of Faegre Drinker Biddle & Reath LLP

23.1	Consent of MaloneBailey, LLP

23.2	Consent of Faegre Drinker Biddle & Reath LLP (included in Exhibit 5.1)

24.1	Power of Attorney (set forth on signature page hereto)

99.1	AudioEye, Inc. 2020 Equity Incentive Plan (8)

(1)	Incorporated by reference to Exhibit 3.1 to the Registrant’s Form S-1, filed with the U.S. Securities and Exchange Commission (the “SEC”) on October 21, 2011.

(2)	Incorporated by reference to Exhibit 3.2 to the Registrant’s Form S-1, filed with the U.S. Securities and Exchange Commission (the “SEC”) on October 21, 2011

(3)	Incorporated by reference to Exhibit 3.3 to the Registrant’s Form S-1/A, filed with the SEC on October 1, 2012.

(4)	Incorporated by reference to Exhibit 3.4 to the Registrant’s Form 10-K, filed with the SEC on March 31, 2014.

(5)	Incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-K, filed with the SEC on August 7, 2018.

(6)	Incorporated by reference to Exhibit 3.6 to the Registrant’s Form 10-K, filed with the SEC on March 30, 2020.

(7)	Incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-K/A, filed with the SEC on September 24, 2020.

(8)	Incorporated by reference to Appendix A to the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the SEC on November 9, 2020.

Item 9.	Undertakings.

(a)       The undersigned Registrant hereby undertakes:

(1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)        To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)       To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)      That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)       The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tucson, State of Arizona, on December 9, 2020.

AUDIOEYE, INC.

By:	/s/ David Moradi
David Moradi
Interim Chief Executive Officer, Chief Strategy Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David Moradi, the undersigned’s true lawful attorney-in-fact, as agent with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacity, to sign any and all amendments to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Dr. Carr Bettis
Dr. Carr Bettis	Executive Chairman, Director	December 9, 2020

/s/ David Moradi
David Moradi	Interim Chief Executive Officer, Chief Strategy Officer, Director (Principal Executive Officer)	December 9, 2020

/s/ Sachin Barot
Sachin Barot	Chief Financial Officer (Principal Financial and Accounting Officer)	December 9, 2020

/s/ Anthony Coelho
Anthony Coelho	Director	December 9, 2020

/s/ Jamil Tahir
Jamil Tahir	Director	December 9, 2020

/s/ Marc Lehmann
Marc Lehmann	Director	December 9, 2020